Exhibit 19.1

CEI-406 Insider Trading

Corporate Policy Statement

1.0     OVERVIEW
▪This Policy prohibits any disclosure of, or trading on, material, non-public information, or tipping about that information.
▪You must report any suspected or actual violations of this Policy.
▪Violations of this Policy may lead to disciplinary action, including termination, and subject the individuals involved to civil and criminal penalties.
▪This Policy applies to all employees (and their family and household members), and all non-employee Directors (collectively, “Covered Persons” as more specifically defined below), and any entity that itself is controlled by persons covered by this Policy.
▪The Company may need to report any suspected or actual violations to relevant law enforcement and regulatory authorities.

2.0    PURPOSE AND INTRODUCTION
As a publicly-traded company, Consolidated Edison, Inc. (“CEI”) is subject to various federal and state laws and regulations governing trading in its securities. It is the policy of CEI and all of its subsidiaries (collectively, the “Company”) to comply fully, and to assist its employees in complying fully, with these laws and regulations. The Company relies on the conduct and diligence of its employees to fully comply with this Policy.
The purpose of this Policy is to provide procedures and guidelines for transactions in CEI common stock or any other Company equity or security such as preferred stock, debentures, warrants, and put or call options or other derivative securities and swaps (collectively, “Company Stock”), For most employees, this covers transactions involving CEI common stock bought by the employee through the Employee Stock Purchase Plan, awarded to the employee under the Long-Term Incentive Plan, or stock owned in an individual brokerage account. In any event, an employee must not to engage in a transaction based on the use of material, non-public information of the Company.

3.0    SCOPE AND APPLICATION
This Policy applies to all “Covered Persons” including:

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Printed copies are for reference only. The latest version is posted on Conor.

CEI-406 Insider Trading

▪all employees of the Company;
▪all members of the Board of Directors of the Company (the “Board”, and each member of the Board, a “Director”);
▪the Company’s consultants and advisors; and
▪all “family members”1 and entities (such as trusts and corporations) over which the above persons have or share voting or investment control, or otherwise have influence (“controlled entities”).2
▪It is the personal obligation and responsibility of all Covered Persons to act consistently with this Policy. All references in this Policy to employees of the Company should be read to include all Covered Persons.

4.0    REQUIREMENTS
Any questions concerning this Policy should be addressed to the CEI’s Senior Vice President and General Counsel (the “General Counsel”) or the Company’s Office of the Secretary who are available to answer questions.

5.0     LEGAL BACKGROUND AND DEFINITIONS
5.1 Insider trading is a top enforcement priority of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange (“NYSE”) and the Department of Justice (“DOJ”). Criminal prosecutions by the DOJ and civil enforcement actions by the SEC for insider trading are common and may result in substantial fines, penalties and/or imprisonment.
5.2 What is insider trading? The prohibition against insider trading generally is understood to cover (i) trading on the basis of material, non-public information, (ii)

1 For purposes of this Policy, “family members” include anyone who resides with you (including a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in Company Stock (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Stock (collectively referred to as “family members”).
2 A controlled entity is any entity controlled by a person or group of persons covered by this Policy including, corporations, partnerships, or trusts.

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disclosing or “tipping” material, non-public information to others or recommending the purchase or sale of securities on the basis of such information or (iii) assisting someone who is engaged in any of the above activities.
Additionally, the prohibition on insider trading is not limited to trading in Company Stock and includes trading in the securities of the Company’s customers, suppliers, strategic partners, and competitors because in the course of your employment you may become aware of material non-public information about such other companies.
5.3 Who is an insider? The term “insider” applies to anyone who, by virtue of having a special relationship with the Company, possesses material, non-public information regarding the business of the Company.
Typically, a traditional insider is a person who is an officer, employee, or Director of the Company. However, an individual can be considered an insider for a limited time with respect to certain material, non-public information even though he or she is not an officer, employee, or Director. For purposes of the insider trading laws and this Policy, a person who is external to the Company, who is an “outsider” such as family members, consultants, and advisors, can also be considered an insider. For example, an assistant who knows that an acquisition is about to occur may be regarded as an insider with respect to that information until the news of such acquisition has been fully disclosed to the public.
5.4 What is material, non-public information? Information is generally deemed to be “material” if there is a substantial likelihood a “reasonable investor” would consider it important in deciding to purchase, sell or hold a security to which the information relates. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain.
Examples of information that is generally regarded as material are:
▪Quarterly or annual financial results;
▪Projections of future results or other guidance, or changes to guidance;
▪Changes to corporate objectives or strategy;
▪Announcements of major proposed or pending mergers, acquisitions, investments, or divestitures;
▪Significant project or product developments;
▪Impending bankruptcy or financial liquidity problems;
▪Changes in key personnel or senior management;
▪Major personnel changes that may include significant layoffs or

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reorganizations;
▪Changes in dividends or dividend policy;
▪Announcements of, updates to or changes in stock repurchase policies;
▪Stock splits;
▪New equity or debt offerings;
▪Regulatory investigations;
▪Rate-case proceedings and matters;
▪Positive or negative developments in outstanding significant litigation;
▪Significant actual or potential cybersecurity risks, incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business, or other confidential information;
▪Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;
▪Actual or threatened significant litigation or inquiry by a governmental or regulatory authority; and
▪Any other facts which might cause the Company’s financial results to be substantially affected.
These are only examples and not an all-inclusive list. Other information and facts can be material information in various contexts. Both positive and negative information can be material. In particular, employees should be especially careful about confidentiality and disclosure of major Company business news or events, including but not limited to, developments of a financial nature.
5.5 “Non-public” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and issued press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition, or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk,” is not public information.
In general, information should be considered “non-public” until the end of the first (1st) Trading Day (as defined below) after such information has been disseminated widely to the general public through press releases, news tickers, publication in a widely available newspaper, SEC filings or other means. For purposes of this Policy, a “Trading Day” shall mean a day on which the NYSE is open for trading.
If you have questions regarding specific information, please contact the Company’s Law Department.

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5.6 Potential Criminal and Civil Liability and/or Disciplinary Action. The federal securities laws make it unlawful for any person to trade while in possession of material non-public information or to make false statements or omit to state material facts in connection with the purchase or sale of any security. Potential liability is personal to the individual and this policy does not constitute legal advice or in any way insulate a person from liability under the securities laws. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small transactions have resulted in SEC and DOJ investigations and lawsuits.
Individuals found liable for insider trading face penalties, personal to them, of up to three times the profit gained, or loss avoided, and severe criminal penalties, including fines and prison sentence. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. In addition, the Company (and its executive officers and Directors) could itself face civil and criminal penalties for failing to take steps to prevent insider trading.
Without regard to the civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may subject an individual to Company-imposed discipline, up to and including termination. (See Section 11.0 for more detail).
The procedures regarding trading outlined below are designed to deter and, where possible, prevent such improper trading.

6.0     POLICIES REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES
AND GENERAL PROVISIONS
The following policies apply to all transactions (including gifts) in Company Stock.
6.1     Prohibitions for All Covered Persons:
a.    No Trading on Material, Non-Public Information. No Covered Person who possesses any material, non-public information concerning the Company or a third party with whom the Company does business or is subject to a Black- Out Period (as defined below) can engage in any transaction in the Company’s or such third party’s securities, including any offer to purchase or sell, during any period commencing with the date that he or she obtains such material, non-public information and ending at the end of the first Trading Day following the date of public disclosure of that information. The ultimate responsibility for determining whether a person is in possession of material nonpublic information rests with that individual.

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b.    Post Termination Transactions. In general, this Policy applies to transactions in Company Stock even after you have terminated employment with or the provision of other services to the Company. After termination of employment or any other relationship, any Covered Person who is in possession of material, non-public information is prohibited from trading in Company Stock until that information has become public or is no longer material.
c.Prohibited transactions while in possession of material, non-public information includes, but are not limited to, directly or indirectly:
(1)Purchasing or selling Company Stock;
(2)Making changes to a contribution election regarding automatic payroll deductions to purchase Company Stock under the CEI Stock Purchase Plan;
(3)Making changes to an election regarding automatic reinvestment of dividends under the Company’s dividend reinvestment and stock plans under the CEI Stock Purchase Plan, the CEI Long Term Incentive Plan, or the CEI Automatic Dividend Reinvestment and Cash Payment Plan;
(4)Making changes to: (i) an election regarding automatic payroll deductions to purchase Company Stock in a Company-sponsored retirement plan (such as, if applicable, the Consolidated Edison 401(k) Thrift Savings Plan) such as to increase or decrease the percentage of periodic contributions allocated to Company Stock, (ii) an election to make an intra plan transfers of an existing account balance into or out of the Company Stock fund, (iii) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company common stock fund balance, and (iv) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company common stock fund;
(5)Placing a standing or limit order on Company Stock (such an order leaves you with no control over the timing of the transaction); or
(6)Engaging in any other action to take advantage of material, non-public information.
d.Material, Non-Public Information Regarding Other Companies. In the ordinary course of doing business, Covered Persons may come into possession of material, non-public information about other companies with whom the Company does business. Examples of other companies that the Company may be doing business with or involved with are customers, suppliers, strategic partners, and competitors. An individual receiving material, non-public information in such a manner has the same duty not to disclose the information to others or to use that information in connection with

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securities transactions of such other company as the individual has with respect to material, non-public information about the Company. Information that is not material to the Company may nevertheless be material to one of those other companies.
For example, if the Company is in the process of negotiating a significant transaction with another company, Covered Persons must not trade in the stock of that company if they are in possession of material, non-public information concerning such company.
If a Covered Person is not certain whether it is permissible to trade in the stock of such other company, the Covered Person should contact the Company’s Law Department before transacting.
e.    No Tipping. Covered Persons must NOT disclose (“tip”) material, non-public information to any other person where the information may be used by such person to his or her benefit by trading in the securities of the Company or another company to which the information relates, nor can a Covered Person make any recommendations or express any opinions as to trading in Company Stock to any other person on the basis of material, non-public information.
f.    No Short Sales. Covered Persons must NOT engage in the short sale of Company Stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter. Short sales of Company Stock evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.
g.    No Investments in Derivatives of Company Securities. Covered Persons must NOT invest in Company-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock.
However, holding and exercising stock options (subject to the limitations discussed below under Section 8.5.), restricted stock units or other derivative securities granted to employees under the Company’s equity compensation plans is not prohibited by this Policy. In general, if there are questions about exercising stock options, the employee should refer to Section 8.5. and contact the Company’s Law Department before making any transactions.

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h.    No Hedging or Pledging. Covered Persons must NOT hedge or pledge any equity compensation or Company Stock that they hold directly.
i.No Margin Purchases. Covered Persons are prohibited from borrowing from a brokerage firm, bank, or other entity in order to purchase Company Stock (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans).
6.2        Prohibitions and Procedures for SEC Section 16 Reporting Persons
and Designated Individuals:

The following prohibitions and procedures apply to SEC Section 16 Reporting Persons (as defined below) and certain other employees as may be designated by the Company from time to time (“Designated Individuals”).
“SEC Section 16 Reporting Persons” are Directors and certain executive officers, who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). SEC Section 16 Reporting Persons and Designated Individuals will be informed of their status by the General Counsel or the Corporate Secretary of CEI (“Corporate Secretary”)
Under special circumstances, (i) certain employees who are not SEC Section 16 Reporting Persons or Designated Individuals or (ii) other persons in a special relationship with the Company such as consultants or other advisors may gain access to material, non-public information, and the Company, in its discretion, may determine that such individuals may also be subject to the below-listed prohibitions and procedures. Those individuals will be notified of such status and will be subject to the below-listed prohibitions and procedures for such period of time as the Company deems appropriate.
a.No Trading During Black-Out Periods. SEC Section 16 Reporting Persons and Designated Individuals are subject to black-out periods during which they are prohibited from conducting any direct or indirect transactions involving Company Stock (the “Black-Out Period”). Each regular quarterly Black-Out Period generally begins at the close of the market on the seventh day prior to the close of any fiscal quarter and end at the close of the market on the first Trading Day following the issuance of the Company’s earnings release for a particular quarter (or year, as the case may be). A Black-Out Period may be extended and continue for as long as the General Counsel or his or her designee may specify. The prohibition against trading during the Black-Out Period also prohibits the fulfillment of “limit orders” by any broker for such SEC Section 16 Reporting Person or Designated Individuals, and the brokers with whom any such “limit order” is placed must be informed of such

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prohibition at the time such “limit order” is placed.
In addition, from time to time and outside of the regular quarterly Black-Out Period, the General Counsel or his or her designee may designate special Black-Out Periods applicable to those individuals identified by the General Counsel or his or her designee as being in possession of material nonpublic information. These are usually unique or event-specific Black-Out Periods involving certain situations such as a pending significant merger, acquisition or divestiture, or major contracts with customers. The Company will notify the individuals subject to a special Black-Out Period. Each person who has been so identified and notified by the Company may not engage in any transaction involving Company Stock until instructed otherwise by the General Counsel or his or her designee and should not disclose to others the existence of a special Black-Out Period.
Notwithstanding the foregoing, a transaction may be exempt from this prohibition if it is made pursuant to a pre-existing written trading plan that was entered into in writing in advance of a Black-Out Period while the Covered Person was not in possession of material non-public information as determined by the General Counsel or his or her designee and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”).
b.No Trading in Company Stock on a Short-Term Basis. Any Company Stock purchased on the open market by a SEC Section 16 Reporting Person must be held for a minimum of six (6) months. If not held for a minimum of six months, the person can be liable for so-called “short-swing” trading liability. Note that the SEC’s short swing rules penalize SEC Section 16 Reporting Persons who sell any Company Stock within six (6) months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material, non-public information.
Same day “cashless” exercises of stock options are not subject to this prohibition, provided that the cashless exercise did not involve a sale of Company Stock into the open market (i.e., the option to buy was exercised but the stock was held and not sold).

7.0    PRE-CLEARANCE OF TRADING BY SEC SECTION 16 REPORTING PERSONS
If a SEC Section 16 Reporting Person (or their respective family members or controlled entities) is contemplating a transaction in Company Stock, the proposed transaction must be pre-cleared with either the General Counsel or his or her designee, or, in the case of a proposed transaction by the General Counsel, pre-cleared by the Corporate Secretary or his or her designee, even if the proposed transaction is to take place outside of the

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Black-Out Period. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. Please contact the Office of the Secretary for the form to obtain pre-clearance.
Any transaction pre-cleared by the foregoing process must be executed within two business days following the pre-clearance of any transaction or such other period as the General Counsel (or, in the case of any transactions by the General Counsel, by the Corporate Secretary or his or her designee) (“Clearance Period”); provided, however, that if a SEC Section 16 Reporting Person who has received prior approval comes into possession of material, non-public information during the Clearance Period, such prior approval is automatically revoked without any further action by the General Counsel or the Corporate Secretary or their respective designees. Transactions not exercised within the Clearance Period require new written approval from the General Counsel or the Corporate Secretary or their respective designees.
If the transaction is pre-cleared to proceed, the SEC Section 16 Reporting Person must report each transaction to the Office of the Secretary and the General Counsel on the transaction date. The Office of the Secretary will assist the SEC Section 16 Reporting Persons in complying with their Section 16 and Rule 144 filing obligations or direct them to their broker, plan administrator or investment advisor.
It should be noted that any person who possesses material, non-public information, regardless of whether or not it is outside a Black-Out Period, cannot engage in any transaction involving Company Stock.

8.0        EXCEPTIONS TO THE PROHIBITIONS ON TRADING
The only exceptions to this Policy’s prohibitions of trading in Company Stock as outlined above are the following:
(1)Automatic payroll deductions to purchase Company Stock under the CEI Stock Purchase Plan or other Company-sponsored retirement plan (such as, if applicable, the Consolidated Edison 401(k) Thrift Savings Plan), pursuant to a contribution election made when permitted under this Policy.
(2)Automatic reinvestment of dividends under the Company’s dividend reinvestment and stock plans, pursuant to an election made when permitted under this Policy.
(3)Award payouts or distributions due to death, disability, or retirement by the Company under any equity-based compensation plans.

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(4)Periodic Matching Contributions by the Company under the Consolidated Edison 401(k) Thrift Savings Plan.
(5)Exercises in stock options and the exercise of a tax withholding right relating to equity awards under the Company’s equity compensation plans pursuant to which the Company withholds shares of Company Stock to satisfy the exercise price or tax withholding requirements are not covered by the prohibitions of this Policy. However, this exception does not include any exercise of a stock option and corresponding sale of the shares acquired pursuant to the exercise of the stock option, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the related withholding taxes. If there are questions about exercising stock options, the employee should contact the Company’s Law Department before making any transactions.
(6)Gifts of Company Stock that have been approved in advance by the General Counsel (or, in the case of any gift transactions by the General Counsel, the Corporate Secretary or his or her designees).
(7)Transactions under a pre-approved plan that meets the requirements of Rule 10b5-1 entered into when the SEC Section 16 Reporting Person was not aware of material, non-public information or subject to a Black-Out Period. See Section 9.0 below for further requirements related to Rule 10b5-1 trading plans.
(8)If requested in writing and in limited circumstances at his or her sole discretion, the General Counsel may authorize trading in Company Stock in particular circumstances including that the person does not possess material, non-public information. In no event will trading be approved if the individual seeking permission to trade is in possession of material, non-public information.
While these transactions are, in general, exceptions to this Policy’s prohibitions on trading in Company Stock, a SEC Section 16 Reporting Person or (or their respective family members or controlled entities), contemplating such a transaction must still pre-clear the proposed transaction with, as applicable, the General Counsel or the Corporate Secretary or their respective designees.

9.1 TRADING PLANS IN COMPLIANCE WITH RULE 10b5-1

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Under Rule 10b5-1, an individual has an affirmative defense against an allegation of insider trading if the individual demonstrates that the purchase, sale, or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are entered into between the individual and a broker and are commonly referred to as “Rule 10b5-1 Plans” and must satisfy several conditions set forth in Rule 10b5-1.
Rule 10b5-1 Plans require advance commitments regarding the amounts, prices and timing of purchases or sales of Company Stock and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 Plan has been adopted, it is generally not permissible to amend or modify such Plan without complying with new conditions and timing limitations set forth in Rule 10b5-1.
9.1 Pre-Clearance. For a Rule 10b5-1 Plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 Plan must first receive clearance from the General Counsel or his or her designee.
9.2 Material Non-Public Information and Blackout Periods. An individual desiring to enter into a Rule 10b5-1 Plan must enter into the Plan at a time when he or she is not aware of any material, non-public information about the Company or otherwise in a Blackout Period.
9.3 Trading Window. SEC Section 16 Reporting Persons may establish a Rule 10b5-1 Plan only when the Company’s trading window is open.
9.4 Limitations on Number of Rule 10b5-1 Plans. Covered Persons cannot establish overlapping Rule 10b5-1 Plans and must limit the use of single-trade Plans (i.e., a Plan covering a single trading event) to one during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1.
9.5 Cooling-Off Periods.
a.SEC Section 16 Reporting Persons must observe a cooling-off period between the date a Rule 10b5-1 Plan is adopted or modified and the date of the first transaction under the Plan following such adoption or modification equal to the later of (i) 90 days and (ii) two (2) business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following Plan adoption or modification).
b.All other employees who are not subject to Section 9.5.a. above must observe a cooling-off period between the date a Rule 10b5-1 Plan is adopted or

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modified and the date of the first transaction under the Plan following such adoption or modification equal to at least 30 days.

10.0    COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board, as applicable, or appropriate committee, if required) when engaging in transactions in Company Stock.

11.0    WHAT ARE THE PENALTIES FOR VIOLATING THIS POLICY?
Violations of this Policy may lead to disciplinary action up to and including termination for an employee and termination of the business relationship for a third party. In addition, the Company may need to alert appropriate law enforcement and regulatory authorities if required or it decides, in its sole discretion, that the situation warrants.
As stated above, violations of insider trading laws may subject individuals to civil and criminal penalties, including fines and imprisonment. Your fellow employees and the Company itself may also be subject to those penalties, even if they did not authorize or condone the trading or wrongdoing.

12.0    WHAT SHOULD YOU DO IF YOU SUSPECT OR BECOME AWARE OF A VIOLATION OF THIS POLICY?
Any person who suspects or becomes aware of violations of this Policy must report them promptly to the General Counsel or to the Company’s Law Department. No one who in good faith reports any suspected problem or wrongdoing will suffer retaliation or adverse employment consequences for having made such a report. Failing to properly report suspected violations of this Policy is viewed with the utmost seriousness by the Company.

13.0    ADVICE AND COUNSEL - The General Counsel will provide advice and counsel on this Policy Statement. In the General Counsel’s absence, the Corporate Secretary, or another employee designated by the General Counsel, will be responsible for the administration of this Corporate Policy.

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14.0    POLICY OWNER – Vice President and Corporate Secretary.

15.0    REVIEW CYCLE – This Corporate Policy Statement is reviewed every five years.

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